Exhibit (a)(1)(A)

BIOMX INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer and withdrawal rights will expire at 11:59 p.m., Israel Time, on December 11, 2023,

unless we extend them.

By this offer (the “Offer”), BiomX Inc. (“BiomX,” the “Company,” “we,” “our” or “us”) is giving eligible employees or consultants of BiomX the opportunity to exchange some or all of their stock options granted under the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-term Incentive Plan, as amended (the “2019 Plan”), with a per share exercise price greater than (i) $0.69 and (ii) the closing price of our common stock on NYSE American LLC (“NYSE American”) on the expiration date of this Offer, whether vested or unvested, that are outstanding at the start of this Offer and remain outstanding and unexercised through the expiration of this Offer (“eligible options”), for new options to purchase shares of our common stock (“new options”). New options will be granted under, and subject to, the terms and conditions of the 2019 Plan and option agreement thereunder. All employees or consultants of BiomX and BiomX Ltd., a private company, which was incorporated under the laws of the State of Israel and is wholly owned by BiomX (“BiomX Ltd.”) (including our executive officers) who hold eligible options and remain employed through the date of grant for new options may participate in this Offer (“eligible employees”). Non-employee members of our board of directors will not be eligible to participate.

The Offer will expire at 11:59 p.m., Israel Time, on December 11, 2023, unless we extend the date (such date of expiration, the “expiration date”). Eligible employees may tender eligible options on or before the expiration date in order to receive new options. All new options will have an exercise price per share equal to the closing price of a share of our common stock on the NYSE American on the expiration date (the “new option grant date”). We expect the new option grant date to be December 11, 2023. If the expiration date of the Offer is extended, then the new option grant date will be similarly extended.

If you participate in this Offer, the number of new options you receive will depend on the number of eligible options tendered for exchange and will be calculated using an exchange ratio based on the exercise price of your tendered eligible options. The chart below sets forth the applicable exchange ratios for outstanding eligible options based on the dollar range of the exercise prices of such eligible options.

Exercise Price	Option Shares Outstanding	Exchange Ratio	New Stock Options
$1.00-$4.99	693,500	1.40 to 1	495,378
$5.00 and Up	847,880	3.80 to 1	223,139

For purposes of the Offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. For purposes of applying the exchange ratios, fractional new stock options will be rounded up to the nearest whole new option on a grant-by-grant basis.

All new options will be nonstatutory stock options for U.S. tax purposes.

The Company plans to submit a tax ruling application to the Israel Tax Authority (“ITA”), the subject of which is the exchange of options that were granted under the trustee capital gains route pursuant to Section 102 of the Israeli Income Tax Ordinance (the “Tax Ruling” and “Section 102”, respectively). If such ruling is accepted, then the new options are expected to be subject to a new 24-month requisite holding period under Section 102, commencing on the new grant date.

The new options will have the same vesting schedule as the exchanged eligible options; provided, however, that no new options may be exercised until one year after the new options are issued. In all events, vesting is subject to continued service with us or with BiomX Ltd. through the applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or with BiomX Ltd.

Our common stock is traded on the NYSE American under the symbol “PHGE.” On November 8, 2023, the closing price of our common stock was $0.37 per share on the NYSE American. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of participating in the Offer” beginning on page 11 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to participate in the Offer, you must properly complete the accompanying form of election to employees who elect to participate in the Offer (the “Election Form”) and send it by email to equity@biomx.com. Your election must be received on or before the expiration date of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023.

Your delivery of all documents regarding the Offer, including the Election Form, is at your own risk. Only Election Forms that are properly completed and actually received by us by the deadline via email at equity@biomx.com will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your Election Form via email, a confirmation email will be sent with respect to the completion and submission of your election (the “Confirmation Email”). You should print and keep a copy of the Confirmation Email for your records. The printed Confirmation Email will provide evidence that you submitted your Election Form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your Election Form.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange (as defined below) and the other Offer documents to Ziv Sonsol, our Director of Finance, at:

BiomX Inc.

22 Einstein St., Floor 4

Ness Ziona, Israel 7414003

Telephone: +972-723942377

Email: zivs@biomx.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisers.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SCHEDULE A	Information concerning the executive officers and directors of BiomX Inc.	A-1
SCHEDULE B	Summary Financial statements of BiomX Inc.	B-1

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, the accompanying launch email from Marina Wolfson, Chief Financial Officer, and the election terms and conditions, together with the associated instructions and agreement to the terms of the election. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms used in this Offer

“2019 Plan” refers to the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-term Incentive Plan, as amended.

“BiomX” refers to BiomX Inc.

“BiomX Ltd.” refers to BiomX Ltd., a private company, which was incorporated under the laws of the State of Israel and is wholly owned by BiomX.

“cancellation date” refers to the calendar date when exchanged options will be cancelled. Exchanged options will be cancelled on the same calendar day as the expiration date and the new option grant date. This cancellation of exchanged options will occur after the expiration of the Offer and before the granting of new options. We expect that the cancellation date will be December 11, 2023. If the expiration date is extended, then the cancellation date similarly will be extended.

“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted eligible options to purchase a total of 1,000 shares of our common stock under the 2019 Plan subject to an option agreement under the 2019 Plan, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.

“eligible options” refers to stock options to purchase shares of our common stock that (i) are held by eligible employees, (ii) have a per share exercise price greater than (x) $0.69 and (y) the closing price of our common stock on NYSE American on the expiration date of this Offer, (iii) were granted under the 2019 Plan, and (iv) are outstanding and unexercised as of the expiration date.

“eligible employee” refers to an employee or consultant of BiomX or BiomX Ltd. as of the date the Offer commences who remains an employee or consultant of BiomX or BiomX Ltd. through the new option grant date. Non-employee members of our board of directors will not be eligible employees.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchanged options” refers to the options exchanged pursuant to this Offer.

“expiration date” refers to the time and date that this Offer expires. We expect that the expiration date will be December 11, 2023 at 11:59 p.m., Israel Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“NYSE American” refers to NYSE American LLC.

“new option grant” refers collectively to all new options that are part of the same grant and subject to the same option agreement.

“new option grant date” refers to the date when new options will be granted. The new option grant date will be the same calendar day as the expiration date. We expect that the new option grant date will be December 11, 2023. If the expiration date is extended, then the new option grant date will be similarly extended.

“new options” refers to the options to purchase shares of our common stock granted pursuant to this Offer that replace the exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2019 Plan and a new option agreement between the new option recipient and BiomX.

“Offer” or “Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

“offering period” refers to the period from the commencement of this Offer to the expiration date. This period commenced on November 9, 2023, and will end at 11:59 p.m., Israel Time, on December 11, 2023, unless extended.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

Questions and answers

Q1.	What is the Offer?

A1.	This Offer is a one-time, voluntary opportunity for eligible employees to exchange for new options certain outstanding “underwater” stock options with per share exercise prices greater than (i) $0.69 and (ii) the closing price of our common stock on NYSE American on the expiration date.

Q2.	Why are we making this Offer?

A2.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our eligible employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, our share price has fallen substantially since we went public in March 2019. On October 29, 2023, the date our Board of Directors authorized this Offer, the closing price of our common stock on NYSE American was $0.27 per share, representing a decrease of approximately 98% from October 25, 2019, when our share price reached an all-time high of $10.80.

As a result of this sustained decline in the trading price of our common stock, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a current price with respect to a share of our common stock. We believe that by granting a lesser number of new options than the number of tendered eligible options, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. (See Section 3 of “The Offer” below.)

Q3.	Who may participate in this Offer?

A3.	You may participate in this Offer if you are an eligible employee. You are an “eligible employee” if you are an employee or consultant of BiomX or BiomX Ltd. (including our executive officers) who holds eligible options as of the date the Offer commences and remain an employee of BiomX or BiomX Ltd. through the new option grant date. Non-employee members of our board of directors will not be eligible to participate. (See Section 1 of “The Offer” below.)

Q4.	Which options are eligible for exchange?

A4.	All stock options, whether vested or unvested, to purchase shares of our common stock that (i) are held by eligible employees, (ii) have a per share exercise price greater than (x) $0.69 and (y) the closing price of our common stock on NYSE American on the expiration date of this Offer, (iii) were granted under the 2019 Plan, and (iv) are outstanding and unexercised as of the expiration date are eligible for exchange in the Offer. If a particular option expires after the commencement of this Offer, but before the expiration date, that option is not eligible for exchange.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold, attached to the launch email from Marina Wolfson, our Chief Financial Officer, dated November 9, 2023, that lists: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; the number of vested and unvested shares of our common stock subject to the eligible option grant as of December 11, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you are unable to access your personalized information regarding each eligible option grant that you hold, you may contact Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377. (See Section 2 of “The Offer” below.)

Q5.	Are my options with a per share exercise price equal to $0.69 or less eligible options?

A5.	No. Only options held by eligible employees to purchase shares or our common stock that have a per share exercise price greater than (x) $0.69 and (y) the closing price of our common stock on NYSE American on the expiration date of this Offer can be eligible options. Accordingly, any options to purchase shares of our common stock that have a per share exercise price of $0.69 or less are not eligible options and are not eligible to be exchanged in the Offer. (See Section 2 of “The Offer” below.)

Q6.	Are there circumstances under which I would not be granted new options?

A6.

Yes. If, for any reason, you no longer continue to be an eligible employee through the new option grant date, you will not be an eligible employee and you will not be eligible to participate in the Offer. As a result, you will not receive any new options. Instead, you will keep your current options and those options will vest and expire in accordance with their original terms. Except as provided by any applicable law and/or any employment or other service agreement between you and BiomX or its subsidiaries, your employment with BiomX or BiomX Ltd. will remain “at-will” regardless of your participation in the Offer and can be terminated by you or BiomX at any time with or without cause or notice. (See Section 1 of “The Offer” below.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or NYSE American rules. However, we do not anticipate any such prohibitions at this time. (See Section 13 of “The Offer” below.)

In addition, if you hold an option that expires after the start of the Offer but on or before the cancellation date, that particular option is not eligible for exchange. As a result, if you hold options that expire on or before the currently scheduled cancellation date or, if we extend the Offer such that the cancellation date is a later date and you hold options that expire on or before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16 of “The Offer” below.)

For purposes of your eligibility to participate in this Offer, your employment with BiomX or BiomX Ltd. will not be considered to have terminated while you are on a leave of absence that has been approved by BiomX or BiomX Ltd.

Q7.	How do I participate in this Offer?

A7.

Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Marina Wolfson, our Chief Financial Officer, dated November 9, 2023, announcing this Offer. If you want to participate in the Offer, you must complete the Election Form and send it by email to equity@biomx.com on or before the expiration date, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023. If you do not want to participate, then no action is necessary.

Upon submitting your election, a confirmation email will be sent. Please print and keep a copy of the confirmation email for your records. At this point, you will have completed the election process. If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 11:59 p.m., Israel Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Q8.	Am I required to participate in this option exchange?

A8.	No. Acceptance of this Offer and participation in the Offer is completely voluntary. (See Sections 2 and 4 of “The Offer” below.)

Q9.	How many shares will the new options I receive be exercisable for?

A9.

The Offer is not a one-for-one exchange. Eligible options may be surrendered for a grant of a lesser number of new options with a lower exercise price that have approximately the same Black-Scholes value as the exchanged options. Eligible options with an original exercise price of between $1.00 and $4.99 per share will be exchanged on a 1.40:1 basis, or 1.4 eligible options for one new option. Eligible options with an original exercise price of $5.00 and up per share will be exchanged on a 3.80:1 basis, or 3.8 eligible options for one new option.

For purposes of the Offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock.

Example

For illustrative purposes only, assume that you are an eligible employee, and that you hold an eligible option grant covering 3,000 shares of our common stock with a per share exercise price of $1.41. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 2,143 shares of our common stock.

Q10.	Why isn’t the exchange ratio 1-to-1 for all eligible options?

A10.	This option exchange is intended to result in a value-neutral exchange of eligible options for new options. Because each eligible option is currently underwater, these stock options have less value than each new option that will be granted in the option exchange. Generally speaking, the more underwater a stock option is, the less value it has. As a result, in order for this option exchange to be value-neutral, the more underwater certain eligible options are, the more eligible options are required to be exchanged for every one new option. The specific exchange ratios for this Offer vary based on the range of exercise prices for the eligible options and were established after careful consideration by management, the Compensation Committee of the Board and our independent compensation consultant.

Q11.	Do I have to pay for my new options?

A11.	You do not have to make any cash payment to us to receive your new options, but similar to the exercise process of the exchanged options, in order to exercise your new options and purchase any shares of our common stock subject to your new options, you will be required to pay the exercise price of your new options. Additionally, to the extent that we have a tax withholding obligation with respect to the new options, the tax withholding obligations will be satisfied in the manner specified in the 2019 Plan and the option agreement thereunder that will govern the terms of your new options. (See Section 9 of “The Offer” below.)

Q12.	What will be the exercise price of my new options?

A12.	The exercise price per share of all new options will be equal to the closing price of a share of our common stock as reported on NYSE American on the new option grant date, which is expected to be December 11, 2023. We cannot predict the exercise price of the new options. (See Section 9 of “The Offer” below.)

Q13.	When will my new options vest and be exercisable?

A13.	All new options will have the same vesting schedule as the exchanged options; provided, however, that no new options may be exercised until one year after the new options are issued. In all events, vesting is subject to continued service with us or BiomX Ltd. through the applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or BiomX Ltd.

(See Section 9 of “The Offer” below.)

Example

For illustrative purposes only, assume that you are an eligible employee and that you exchange in the Offer an eligible option grant to purchase 1,400 shares of our common stock that was granted on November 1, 2022. The options have an exercise price of $1.00 per share of common stock and vest and become exercisable over four years, with 25% of the shares subject to the option vesting on November 1, 2023, and the remainder vesting in 12 equal quarterly installments over three years. As of November 1, 2023, the eligible option grant is vested as to 350 shares and unvested as to 1,050 shares.

Assume also that the Offer expires and new options are granted on December 11, 2023. Under the terms of the Offer, the new option grant will cover 1,000 shares (assuming an exchange ratio of 1.40:1) with 250 shares vested and 750 shares unvested. However, under the terms of the Offer, no new options may be exercised until one year after the new options are issued. As such, new option grant will be scheduled to vest as to the 500 shares on December 11, 2024, the 1-year anniversary of the new option grant date (500 shares being the sum of the original 250 shares already vested and an additional 250 shares vested between November 1, 2023 and November 1, 2024). Thereafter, the reminder 500 shares vesting in 8 equal quarterly installments over two years, subject to your continued service to us or BiomX Ltd. through each vesting date.

Q14.	If I participate in this Offer, do I have to exchange all of my eligible options?

A14.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible option grants which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example, and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

●	The first eligible option grant, covering the entire remaining 300 shares of our common stock,

●	The second eligible option grant, covering 1,000 shares of our common stock,

●	The third eligible option grant, covering 2,000 shares of our common stock,

●	One, two or all three of your three eligible option grants, or

●	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants. (See Section 2 of “The Offer” below.)

Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. As described in Q&A 14, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2 of “The Offer” below.)

Q16.	When will my exchanged options be cancelled?

A16.	Your exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be December 11, 2023, unless the offering period is extended. (See Section 6 of “The Offer” below.)

Q17.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?

A17.	Once your election has been accepted and your exchanged options have been surrendered and cancelled pursuant to the terms of the Offer, and upon the grant of any new options to you in the Offer, you will need to follow the same electronic procedures that ordinarily apply to any BiomX option granted in the normal course. We expect that the new option grant date will be December 11, 2023. In order to vest in the shares of our common stock underlying the new option grant, you will need to remain an employee or service provider of BiomX or BiomX Ltd. through the applicable vesting dates, as described in Q&A 13. (See Section 1 of “The Offer” below.)

Q18.	When will I receive the new options?

A18.	We will grant the new options on the new option grant date. We expect the new option grant date will be December 11, 2023. If the expiration date is delayed, the new option grant date will be similarly delayed. If you are granted new options, we will provide you with your new option agreement under the 2019 Plan shortly after the new option grant date. (See Section 6 of “The Offer” below.)

Q19.	Can I exchange shares of BiomX common stock that I acquired upon a previous exercise of BiomX options?

A19.	No. This Offer relates only to outstanding BiomX options to purchase shares of our common stock. You may not exchange in this Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. (See Section 2 of “The Offer” below.)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.	Yes. Once we have accepted your exchanged options in the Offer, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the cancellation date. We expect that the cancellation date will be December 11, 2023. (See Section 6 of “The Offer” below.)

Q21.	Will the terms and conditions of my new options be the same as my exchanged options?

A21.	Many of the terms and conditions of your new options will remain the same as your exchanged options, but the terms and conditions that will change generally will not substantially and adversely affect your rights. Your new options will be granted under and subject to the terms and conditions of the 2019 Plan and a new option agreement between you and BiomX. The 2019 Plan and current form of option agreement for stock option awards granted under the 2019 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov. Please see Section 9 of “The Offer” below for a fuller discussion of these differences.

Your new options will have a different exercise price (as discussed in Q&A 12) and vesting schedule (as discussed in Q&A 13). In addition, as discussed in Q&A 25, all new options will be nonstatutory stock options for U.S. tax purposes. (See Section 9 of “The Offer” below.) In addition, options granted to Israeli employees are expected to be subject to a new 24-month requisite holding period under Section 102, commencing on the new grant date.

All new options will have the same vesting schedule as the exchanged options; provided, however, that no new options may be exercised until one year after the new options are issued, even if the corresponding exchanged options are partially or fully vested (as discussed in Q&A 13).

Q22.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?

A22.	If you choose not to participate, we do not receive your election by the deadline, or we do not accept your eligible options under this Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)

Q23.	How will we determine whether an eligible option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4 of “The Offer” below.)

Q24.	Will I have to pay taxes if I participate in the Offer?

A24.	If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the new option grant date. However, you normally will have taxable income when you exercise your new options or when you sell the shares you receive upon exercise. (See Section 14 of “The Offer” below.)

For all employees, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in this Offer.

Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A25.	All new options will be nonstatutory stock options for U.S. tax purposes.

We recommend that you read the tax discussion in Section 14 of “The Offer” below and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 14 of “The Offer” below.)

Q26.	Will I receive a new option agreement if I choose to participate in the Offer?

A26.	Yes. All new options will be granted under, and subject to, the terms and conditions of the 2019 Plan and a new option agreement between you and BiomX under the 2019 Plan, which will be the same as the current option agreement except for the updated exercise price and the additional one year of vesting. (See Section 9 of “The Offer” below.)

Q27.	Are there any conditions to this Offer?

A27.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)

Q28.	If you extend or change the Offer, how will you notify me?

A28.	If we extend or change this Offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 11:59 p.m., Israel Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 15 of “The Offer” below.)

Q29.	Can I change my mind and withdraw from this Offer?

A29.	Yes. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be December 11, 2023, at 11:59 p.m., Israel Time) and retain your eligible options under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)

Q30.	How do I change or withdraw my election?

A30.	To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Offer, you must deliver a valid new Election Form indicating only the eligible option grants you wish to exchange in the Offer or a valid new Election Form indicating that you reject the Offer with respect to all of your eligible options, by email to equity@biomx.com on or before the expiration date, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023.

Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A31.	If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Offer, you may reelect to participate by submitting a new properly completed Election Form via email to equity@biomx.com on or before the expiration date, in accordance with the procedures described in Q&A 30 and Section 4. (See also Q&A 7 and see Section 5 of “The Offer” below.)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. Neither BiomX, or BiomX Ltd., nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your eligible options in this Offer may require consideration of various factors for many employees. Exchanging your eligible options does carry risk (see “Risks of participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your new options than from the eligible options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 3 of “The Offer” below.)

Q33.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?

A33.	No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)

Q34.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?

A34.	You should direct questions about this Offer and requests for printed copies of this Offer to Exchange and other offer documents to Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377.

BiomX Inc.

22 Einstein St., Floor 4

Ness Ziona, Israel 7414003

Telephone: +972-723942377

Email: zivs@biomx.com

(See Section 17 of “The Offer” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. The risks described below, as well as the risk factors in our Quarterly Report on Form 10-Q for our fiscal quarter ended June 30, 2023, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC, highlight some of the material risks related to BiomX and which may impact your decision whether to participate in this Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Offer, as well as the rest of this Offer to Exchange document, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer and our SEC reports referred to above include “forward-looking statements.” These statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk factors” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and our Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, such forward-looking statements speak only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Risks related to participating in the Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

The exchange ratios of the Offer to Exchange are not one-for-one with respect to exchanged options. Therefore, it is possible that, at some point in the future, the aggregate value of your eligible options would have been economically more valuable than the aggregate value of the new options granted pursuant to the Offer to Exchange.

New options granted to you in the Offer to Exchange will be entirely unvested for a year after the new option grant date and will otherwise continue to vest over the time period prescribed in your eligible option grant. You may not exercise these options until they vest, and such vesting requires that you remain in the service of BiomX. If your service with us terminates for any or no reason, your unvested new options will expire automatically.

New options granted to you will be unvested for a year after the new option grant date in addition to their current vesting schedule. This is true even if your exchanged options are already 100% vested. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us or BiomX Ltd. through each date your new options vest, you will not have the right to purchase all of the shares subject to those new options. Instead, the unvested portion of your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options. Nothing in the Offer should be construed to confer upon you the right to remain an employee of BiomX or BiomX Ltd. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new option grant date or thereafter.

Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or BiomX Ltd. terminates before part or all of your new options vest, you may not receive any value from the unvested portion of the new options.

The new options granted to you in the Offer to Exchange could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing price of a share of our common stock as reported on NYSE American on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

Israeli Tax-related risks

The Tax Ruling application we intend to submit to the Israel Tax Authority might be rejected.

We intend to submit a Tax Ruling application to the ITA, the subject of which is the exchange of options that were granted under the trustee capital gains route pursuant to Section 102 which is expected to determine that such exchange pursuant to the Offer, will not trigger a taxable event at the time of the exchange and such event will be deferred to the time of disposition of the received options or the underlying shares thereof. If the Tax Ruling is not obtained, this may constitute a taxable event at the time of the exchange or undermine the beneficial tax treatment under Section 102. See “Israeli Tax Section” for further details on the Tax Ruling.

If you are a tax resident of a foreign country, there may be tax consequences of that country that may apply to you.

If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S.), you should be aware that there may be additional or different tax consequences that apply to you. It is recommended that you consult with your own tax accountant or financial advisor in your own country for additional information about how the tax or other laws in your own country apply to your specific situation.

Risks related to our business and common stock

You should carefully review the risk factors below as well as those contained in our Annual Report on Form 10-K for the year ended December 31, 2022, and also the other information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

We have concluded that there is substantial doubt about our ability to continue as a going concern. We have accumulated a deficit of $157.5 million since our inception. To date, we have not generated revenue from our operations and we do not expect to generate any significant revenues from sales of products in the next twelve months. Our cash needs may increase in the foreseeable future. As of June 30, 2023, we had $30.7 million of cash and cash equivalents, including amounts we received as a loan from Hercules.

Based on these challenges, we have concluded that there is substantial doubt about our ability to continue as a going concern for at least one year. Our continuation as a going concern is dependent upon many factors, including our ability to raise additional funds, the success of our clinical trial for CF, and our ability to repay our loan to Hercules and other obligations when due. We cannot be sure that we will be able to obtain any future funding, and any such funding we may obtain may not be sufficient to finance our operations and to repay our debt to Hercules. If we are unable to obtain sufficient funds, we may be unable to continue as a going concern.

We conduct our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations and Israel’s war against them, may affect our operations.

On October 7, 2023, an unprecedented attack was launched against Israel by terrorists from the Hamas terrorist organization that infiltrated Israel’s southern border from the Gaza Strip and in other areas within the state of Israel attacking civilians and military targets while simultaneously launching extensive rocket attacks on the Israeli population. In response, the Security Cabinet of the State of Israel declared war against Hamas. As of November 9, 2023, the State of Israel continues to be at war with Hamas. Our headquarters, most of our employees and our main operations are located in Israel. Accordingly, military, political and economic instability in Israel, and in particular, the war situation may affect our operations. To date, our operations have not been adversely affected by this situation and we are not expecting this situation to have a material impact on our ability to continue our business, including preclinical and clinical trials, and our ability to raise additional capital. However, at this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel's economy in general and we continue to monitor the situation closely and examine the potential disruptions that could adversely affect our operations.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee or consultant of BiomX or BiomX Ltd. as of the date that the Offer commences, who holds an eligible option, and remains an employee of BiomX or BiomX Ltd. through the new option grant date. Non-employee members of our board of directors will not be eligible employees. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

To receive a new option, you must remain employed or retained as a consultant by us or BiomX Ltd. or a successor entity through the new option grant date. For purposes of your eligibility to participate in this Offer, your employment with BiomX or BiomX Ltd. will not be considered to have terminated while you are on a leave of absence that has been approved by BiomX or BiomX Ltd. If you do not satisfy all of the requirements of an eligible employee, you will keep your current eligible options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the new option grant date is expected to be December 11, 2023. Except as provided by any applicable law and/or any employment or other service agreement between you and BiomX or its subsidiaries, your employment with us or BiomX Ltd. will remain “at-will” and can be terminated by you, BiomX or BiomX Ltd. at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain an employee or other service provider with us or BiomX Ltd. through each relevant vesting date.

2.	Participation in exchange; number of shares subject to new options; expiration date.

Subject to the terms and conditions of this Offer, we will accept for exchange eligible options to purchase shares of our common stock, with a per share exercise price greater than (i) $0.69 and (ii) the closing price of our common stock on NYSE American on the expiration date of this Offer, granted under the 2019 Plan, that are outstanding as of the expiration of the Offer, held by eligible employees, and properly elected to be exchanged (and have not been validly withdrawn) on or before the expiration date. In order to be eligible, options must be outstanding and unexercised as of the expiration date. For example, if a particular option expires after the beginning of the offering period, but before the expiration date, that particular option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may pick and choose which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible options which are legally, but not beneficially, owned by you. You may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares or our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example, and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

●	The first eligible option grant, covering the entire remaining 300 shares of our common stock,

●	The second eligible option grant, covering 1,000 shares of our common stock,

●	The third eligible option grant, covering 2,000 shares of our common stock,

●	One, two or all three of your three eligible option grants, or

●	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you must accept this Offer with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person. As described in the prior paragraph, we are not accepting partial tenders of an eligible option grant, so you may not accept this Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option, BiomX will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 2,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

New options

All eligible employees who properly tender eligible options pursuant to the Offer will receive new options. A new option is a right to purchase a share of our common stock at a set price (also known as the exercise price) for a specified period of time provided that certain vesting criteria are satisfied. The exercise price per share of all new options will be equal to the closing price of a share of our common stock as reported on NYSE American on the new option grant date (the same calendar day as the expiration date for the Offer).

Subject to the terms of this Offer, eligible options may be surrendered for a grant of a lesser number of new options with a lower exercise price that have approximately the same Black-Scholes value as the exchanged options. Accordingly, the exchange ratios selected for the Offer are intended to be value-neutral. Eligible options with an original exercise price of between $1.00 and $4.99 per share will be exchanged on a 1.40:1 basis, or 1.4 eligible options for one new option. Eligible options with an original exercise price of $5.00 and up will be exchanged on a 3.80:1 basis, or 3.8 eligible options for one new option. For purposes of applying the exchange ratios, fractional new stock options will be rounded up to the nearest whole new option on a grant-by-grant basis.

Example 1. For illustrative purposes only, assume that you are an eligible employee, and that you hold an eligible option grant covering 1,400 shares of our common stock with a per share exercise price of $1.41. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 1,000 shares of our common stock.

Example 2. For illustrative purposes only, assume that you are an eligible employee, and that you hold an eligible option grant covering 1,400 shares of our common stock with a per share exercise price of $5.59. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 369 shares of our common stock.

Any new options granted to you will be subject to the terms and conditions of our 2019 Plan and a new option agreement to be entered into between you and BiomX. The 2019 Plan and form of new option agreement under the 2019 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this Offer will be 11:59 p.m., Israel Time, on December 11, 2023, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3.	Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, our share price has fallen substantially since we went public in March 2019. On October 29, 2023, the date our Board of Directors authorized this Offer, the closing price of our common stock on NYSE American was $0.275 per share, representing a decrease of approximately 98% from October 25, 2019, when our share price reached an all-time high of $10.80.

As a result of this sustained decline in the trading price of our common stock, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a current price with respect to a share of our common stock. We believe that by granting a lesser number of new options than the number of tendered eligible options, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it can provide incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.

In deciding whether to tender one or more eligible options pursuant to the Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our and BiomX Ltd.’s current and new employees, including our executive officers. Our and BiomX Ltd.’s directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to BiomX, or at all.

Subject to the foregoing and except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:

●	Any extraordinary transaction, such as a merger, reorganization or liquidation involving BiomX;

●	Any purchase, sale or transfer of a material amount of our assets other than the sale of our inventory in the ordinary course of business;

●	Any material change in our present dividend policy, or our indebtedness or capitalization;

●	Any change in our present board of directors or management, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies or any change in any executive officer’s material terms of employment;

●	Any other material change in our corporate structure or business;

●	Our common stock being delisted from NYSE American or not being authorized for quotation in an automated quotation system operated by a national securities association;

●	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

●	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisers. You must make your own decision about whether to participate in this Offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options

Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Marina Wolfson, our Chief Financial Officer, dated November 9, 2023, announcing this Offer.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold, attached to the launch email that lists: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; the number of vested and unvested shares of our common stock subject to the eligible option grant as of December 11, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you are unable to access your personalized information regarding each eligible option grant that you hold, you may contact Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377.

If you want to participate in the Offer, you must complete and submit the Election Form by email to equity@biomx.com on or before the expiration of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023. If you do not want to participate, then no action is necessary.

We must receive your properly completed and submitted Election Form by the expiration of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023. If you are unable to submit your Election Form by email to equity@biomx.com as a result of technical failures, please contact Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 11:59 p.m., Israel Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 11:59 p.m., Israel Time, on December 11, 2023, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 11:59 p.m., Israel Time, on December 11, 2023 (which is the 20th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted Election Form we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new Election Form on or before the expiration date by following the procedures described in Section 5 below. This new Election Form must be properly submitted after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior Election Forms received will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.

Your delivery of all documents regarding the Offer, including the Election Form, is at your risk. If you submit your Election Form via email to equity@biomx.com, a Confirmation Email will be sent to your email. You should print and keep a copy of the Confirmation Email for your records. The printed Confirmation Email will provide evidence that you submitted your Election Form. If you do not receive a Confirmation Email, it is your responsibility to confirm that we have received your Election Form. If you do not receive a Confirmation Email, we recommend that you confirm that we have received your Election Form by contacting Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377. Only Election Forms that are properly completed and actually received by us by the deadline by email at equity@biomx.com will be accepted. Election Forms submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 11, 2023.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your eligible options for exchange will constitute a binding agreement between BiomX and you upon the terms and subject to the conditions of this Offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Israel Time, on December 11, 2023 (which is the 20th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as BiomX does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new Election Form indicating only the eligible option grants you wish to exchange in the Offer or a valid new Election Form indicating that you reject the Offer with respect to all of your eligible options, by completing and submitting an Election Form by email to equity@biomx.com on or before the expiration of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023.

You may change your mind as many times as you wish, but you will be bound by the properly submitted Election Form we receive last on or before the expiration of the Offer, currently expected to be 11:59 p.m., Israel Time, on December 11, 2023. Any options with respect to which you do not revise your Election Form will be bound to your prior election. If you are unable to submit your Election Form by email to equity@biomx.com as a result of technical failures, please contact Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Offer. To reelect to exchange some or all of your eligible option grants, you must submit a new Election Form to BiomX on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Exchange. This new Election Form must be properly submitted after your previously submitted an Election Form and must list all eligible option grants you wish to exchange. Upon our receipt of your properly submitted Election Form, any prior Election Forms received will be disregarded in their entirety and will be considered replaced in full by the new Election Form. Each time you submit an Election Form by email to equity@biomx.com, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Offer, including the Election Form, is at your risk. If you submit your Election Form by email to equity@biomx.com, a Confirmation Email will be sent to your email. You should print and keep a copy of the Confirmation Email for your records. The printed Confirmation Email will provide evidence that you submitted your Election Form. If you do not receive a Confirmation Email, it is your responsibility to confirm that we have received your Election Form. If you do not receive a Confirmation Email, we recommend that you confirm that we have received your election by contacting Ziv Sonsol, our Director of Finance, by email at zivs@biomx.com or by phone at +972-723942377. Only Election Forms that are properly completed and actually received by us by the deadline by email at equity@biomx.com will be accepted. Election Forms submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, all new options will be nonstatutory stock options for U.S. tax purposes. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be December 11, 2023.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same calendar day as the cancellation date. We expect the new option grant date to be December 11, 2023. All new options granted to you will be granted under our 2019 Plan and will be subject to a new option agreement between you and BiomX. The number of new options you receive will depend on the number of eligible options tendered for exchange, and will be calculated using an exchange ratio based on the exercise price of your tendered eligible options. Shortly after the new option grant date, you will receive your new option agreement in the same manner as the Company provides any BiomX options in the normal course. You should follow the same electronic procedures that ordinarily apply to any BiomX options granted to you in the normal course. Your new options will become exercisable if and when your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

●	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

●	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

●	There will have occurred:

●	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

●	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this Offer,

●	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

●	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

●	A tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

●	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

●	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

●	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of eligible options;

●	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

●	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

●	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or

●	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, NYSE American, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to BiomX that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

●	Terminate this Offer and promptly return all tendered eligible options to tendering holders;

●	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

●	Amend the terms of this Offer; or

●	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

Since the Offer involves the issuance of new options in exchange for eligible options, no financing arrangements are required as a condition to completing this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

Eligible options give eligible employees the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. The BiomX common stock that underlies your options is traded on NYSE American under the symbol “PHGE.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by NYSE American.

	High	Low
Fiscal Year Ending December 31, 2023
Fourth Quarter (through November 9, 2023)	$0.39	$0.27
Third Quarter	$0.47	$0.34
Second Quarter	$0.42	$0.25
First Quarter	$0.58	$0.19
Fiscal Year Ended December 31, 2022
Fourth Quarter	$0.45	$0.14
Third Quarter	$1.07	$0.33
Second Quarter	$2.02	$0.64
First Quarter	$2.06	$1.21
Fiscal Year Ended December 31, 2021
Fourth Quarter	$3.04	$1.44
Third Quarter	$5.81	$3.06
Second Quarter	$7.25	$5.26
First Quarter	$8.64	$6.31

On November 8, 2023, the last reported closing price of our common stock, as reported by NYSE American, was $0.37 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9.	Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive a lesser number of new options with a lower exercise price that have approximately the same Black-Scholes value as the exchanged options. If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this Offer, options to purchase approximately 1,541,380 shares would be surrendered and cancelled, while new options covering approximately 718,517 shares of our common stock, or approximately 1.6% of the total shares of our common stock outstanding as of November 9, 2023, would be issued, assuming that the closing price of our common stock on NYSE American on the expiration date of this Offer is no greater than $0.69.

General terms of new options

All new options to be granted to you will be granted under, and subject to, the terms and conditions of our 2019 Plan and an option agreement between you and BiomX thereunder. The terms and conditions of the new options will vary from the terms and conditions of the eligible options that you tendered for exchange, but the terms and conditions that will change generally will not substantially and adversely affect your rights. However, the new options have a different exercise price and vesting schedule. New options will be entirely unvested for one year after the new option grant date and will otherwise continue to be subject to their existing vesting schedule, as described below under “Vesting and Exercisability.”

All new options will be nonstatutory stock options for U.S. tax purposes.

The following description summarizes the material terms of our 2019 Plan. Our statements in this Offer to Exchange concerning the 2019 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2019 Plan, and the form of option agreement for grants made under the 2019 Plan. The 2019 Plan and form of option agreement thereunder are incorporated by reference as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at BiomX Inc., 22 Einstein St., Floor 4, Ness Ziona, Israel 7414003, Attention: Ziv Sonsol (telephone: +972-723942377), to receive a copy of the 2019 Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2019 Plan

Our 2019 Plan permits the grant of incentive stock options, nonstatutory stock options, performance units and restricted stock units to our and BiomX Ltd.’s employees, directors and consultants. We refer to the various equity compensation awards available under the 2019 Plan as “awards.” As of November 9, 2023, the maximum number of shares of our common stock subject to options currently outstanding under the 2019 Plan was approximately 6,102,432 shares. As of November 9, 2023, the maximum number of shares of our common stock available for future issuance under the 2019 Plan was approximately 189,479 shares. Pursuant to the 2019 Plan, the number of shares of our common stock available for future issuance under the 2019 Plan will automatically increase on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to 4% of the total number of shares of our Common Stock outstanding on December 31 of the preceding calendar year. The next increase of the shares of our common stock reserved for issuance under the 2019 Plan is scheduled to occur on January 1, 2024. Although our board of directors has the authority to administer the 2019 Plan, the board of directors may also delegate its authority to any of its committees, such administrating body referred to as the “administrator.” The administrator has the authority to determine the terms of each award, including any exercise or purchase price, duration and vesting conditions.

Exercise price

Under the 2019 Plan, the administrator will specify the exercise price in the option agreement that accompanies each option grant. In no event will the exercise price be less than the fair market value, or, if greater, the par value, of our common stock on the date of grant; provided that, the exercise price of an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of stock in the Company (or a parent or subsidiary of the Company) shall not be less than 110% of the fair market value of our common stock. For purposes of this Offer, new options will have a per share exercise price equal to 100% of the closing price of a share of our common stock on NYSE American on the new option grant date. The new option grant date is expected to be December 11, 2023.

Vesting and Exercisability

The vesting restrictions applicable to an award granted under the 2019 Plan is determined by the administrator in accordance with the terms of the 2019 Plan, and the vesting terms and conditions will be set forth in the applicable award agreement (e.g., the option agreement). For purposes of this Offer, the new options will have the same vesting schedule as the exchanged eligible options; provided, however, that no new options may be exercised until one year after the new options are issued. In all cases described above, vesting is subject to your continued service to us through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us.

Adjustments upon certain events

Events occurring before the new option grant date

Although we are not anticipating any merger or acquisition of BiomX, if prior to the expiration of the Offer, we merge or consolidate with or are acquired by another entity, you may choose to change your election or withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2019 Plan and your option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and applicable Plan, and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the Offer but we (or the successor entity) do not withdraw the Offer, then we (or the successor entity) will notify you of any material changes to the terms of the Offer or the new options, including any adjustments to the exercise price and number and type of shares that will be subject to the new options.

Under such circumstances, the type of security and the number of shares covered by your new options and the new options’ exercise price would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares of our common stock subject to the eligible options that you tendered for exchange or than the number of shares of our common stock that would have been subject to the new options and greater or lesser per share exercise price of your new options, had no acquisition occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our or BiomX Ltd.’s employees before the completion of this Offer. Termination of your employment for this or any other reason before the new option grant date (which is the same calendar day as the expiration date) means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date

If we are acquired after your exchanged options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2019 Plan and the option agreement between you and BiomX thereunder. If we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. If such termination of employment or other service occurs shortly after the expiration date, then you may hold new options that are entirely unvested, and all unvested new options will expire on such termination date. If your employment or other service with us or with BiomX Ltd. terminates before part or all of your new options vest, you will not receive any value from the unvested part of your new options. If this termination of your employment or other service occurs shortly after the new option grant date and before you vest in any of your new options, you will forfeit your rights to your unvested new options as of the date of your termination of employment or other service and you will not receive any value from those new options.

In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of BiomX, or other change in our corporate structure affecting the shares of our common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, will appropriately adjust the number and class of shares that may be delivered under the 2019 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2019 Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation. The administrator will notify award holders as soon as practicable prior to the effective date of such proposed liquidation or dissolution.

Our 2019 Plan provides that in the event of a merger or change in control of BiomX as described in the 2019 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that each such award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for an award, the holder of such award will fully vest in and have the right to exercise such outstanding options, including shares as to which such award otherwise would not be vested or exercisable. In addition, if an option is not assumed or substituted in the event of a change in control of BiomX, the administrator will notify the holder of such option in writing or electronically that the option will be exercisable for a period of time determined by the administrator in its sole discretion, and the option will terminate upon the expiration of such period. Awards granted under the 2019 Plan may be subject to other terms set forth in a written agreement between the award holder and BiomX governing the terms of such awards in the event of a merger or other corporate transaction of BiomX, as described in such agreement.

Transferability of options

Unless determined otherwise by the 2019 Plan’s administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such option, only by such holder. If the administrator makes an option transferable, such option will contain such additional terms and conditions as the administrator deems appropriate.

Registration of shares underlying new options

All of the shares of BiomX common stock issuable upon exercise of new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of BiomX for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this Offer.

We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.

10.	Information concerning BiomX.

BiomX is a clinical stage product discovery company developing products using both natural and engineered phage technologies designed to target and kill specific harmful bacteria associated with chronic diseases, such as cystic fibrosis. Bacteriophage or phage are bacterial, species-specific, strain-limited viruses that infect, amplify and kill the target bacteria and are considered inert to mammalian cells. By utilizing proprietary combinations of naturally occurring phage and by creating novel phage using synthetic biology, we develop phage-based therapies intended to address both large-market and orphan diseases.

We were incorporated in Delaware in November 2017. Our principal executive offices are located at 22 Einstein St., 4th Floor, Ness Ziona, Israel, and our telephone number is +972 723942377. Our website address is www.biomx.com. Information contained on the website is not incorporated by reference into this Offer to Exchange.

11.	Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and members of our board of directors as of November 9, 2023, is attached to this Offer to Exchange as Schedule A. Non-employee members of our board of directors are not eligible to participate in this Offer. Our executive officers may participate in this Offer.

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of eligible options outstanding, and the percentage of total eligible options outstanding beneficially owned by them, as of November 9, 2023, assuming that the closing price of our common stock on NYSE American on the expiration date of this Offer is no greater than $0.69.

Name	Position	Number of eligible options beneficially owned	Percentage of all eligible options
Jonathan Solomon	Chief Executive Officer and Director	501,000	32.5%
Assaf Oron	Chief Business Officer	64,750	4.2%
Dr. Merav Bassan	Chief Development Officer	147,500	9.6%
Marina Wolfson	Chief Financial Officer	119,250	7.7%
Michael Dambach	Director	—	—
Dr. Russel Greig	Director	—	—
Jason Marks	Director	—	—
Dr. Alan Moses	Director	—	—
Lynne Sullivan	Director	—	—
Eddie Williams	Director	—	—

During the 60-day period prior to the date of this Offer, neither we, nor, to the best of our knowledge, any member of our board of directors or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the eligible options.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock granted from time to time pursuant to the 2019 Plan or stock purchase rights granted from time to time pursuant to our employee stock purchase plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer.

Exchanged options that we acquire through the Offer will be cancelled and, to the extent they were granted under the 2019 Plan, the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2019 Plan, including any new options granted under the Offer. To the extent shares returning to the 2019 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2019 Plan participants without further stockholder action, except as required by applicable law or the rules of NYSE American or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new options granted in the Offer. The incremental compensation will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for the exchanged options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new options will not be recognized.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE American listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date, we will not grant any new options, and you will not receive any other benefit for the options you tendered.

14.	Material income tax consequences.

Material U.S. federal income tax consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New options

Eligible employees whose outstanding eligible options are exchanged for new options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

All new options will be nonstatutory stock options for U.S. tax purposes.

Nonstatutory stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction (subject to the limitations of Section 162(m) of the Code) equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the exercised shares, any further gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time the option holder recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Additional Federal Tax

After an award under the 2019 Plan has settled, the individual holding our stock may be required to pay a 3.8% tax with respect to his or her net investment income, including dividends on and gains from the sale or other disposition of our stock, to the extent that his or her total adjusted income exceeds applicable thresholds.

We recommend that you consult your tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer.

Israeli tax section

The following is a general summary of the material Israeli tax consequences of the voluntary participation in this Offer and the exchange of your Options that were granted under the trustee capital gains route of Section 102, provided that upon the date of grant of the new options you are still an employee of BiomX Ltd.

This summary is based on the law in effect in Israel as of November 9, 2023 and on the provisions and terms of the contemplated Tax Ruling to be obtained from the ITA, which shall determine the tax consequences of the exchange of the options for new options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Israel or other jurisdictions (as applicable) apply to your specific situation and to review the Tax Ruling prior to making any decision regarding the Offer, as the details provided below regarding the Tax Ruling form a general summary of the matter and do not cover all circumstances.

We intend to approach the ITA and apply for a tax ruling which is expected to determine that the exchange of your options for new options, as described above, will not be a taxable event and that you will pay tax only when and if you dispose the new options or the underlying shares received upon exercising of the new options.

The Tax Ruling is also expected to determine that the new options will be considered as a new grant for all intents and purposes of Section 102, including for the calculation of the 24-month requisite holding period under Section 102 (required for the entitlement of the tax benefits), which will restart on the new grant date, as will be detailed in your new grant agreement. Accordingly, you will be required to sign a new grant agreement with BiomX.

Should there be any discrepancy between the provisions of this summary and the Tax Ruling, the terms and conditions of the Tax Ruling shall prevail and bind BiomX.

15.	Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 11:59 p.m., Israel Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the cancellation date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this Offer or the consideration being offered by us for the eligible options in this Offer, the Offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

●	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on March 29, 2023;

●	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 9, 2023, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 6, 2023, February 22, 2023 (other than Item 7.01 and Exhibit 99.1), February 27, 2023, March 29, 2023 (Item 5.08 only), April 25, 2023, May 5, 2023, May 15, 2023 (Item 5.02 only), June 8, 2023, June 20, 2023, August 29, 2023 and October 18, 2023; and

●	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 13, 2018, including any amendment or report filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Ziv Sonsol, our Director of Finance, at BiomX Inc., 22 Einstein St., Floor 4, Ness Ziona, Israel 7414003, by email at zivs@biomx.com or by phone at +972-723942377.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2022, and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2023, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2022, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2023. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange titled “Additional information.”

We had a book value per share of $0.35 on June 30, 2023 (calculated using the book value as of June 30, 2023, divided by the number of outstanding shares of our common stock as of June 30, 2023).

19.	Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

BiomX Inc.

November 9, 2023

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF BIOMX INC.

The executive officers and directors of BiomX Inc. as of November 9, 2023, are set forth in the following table:

Name	Position and Offices Held
Jonathan Solomon	Chief Executive Officer and Director
Assaf Oron	Chief Business Officer
Dr. Merav Bassan	Chief Development Officer
Marina Wolfson	Chief Financial Officer
Michael Dambach	Director
Dr. Russel Greig	Director
Jason Marks	Director
Dr. Alan Moses	Director
Lynne Sullivan	Director
Eddie Williams	Director

The address of each executive officer and director is: c/o at BiomX Inc., 22 Einstein St., Floor 4, Ness Ziona, Israel 7414003. Our executive officers are eligible to participate in this Offer. The non-employee members of our board of directors are not eligible to participate in this Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF BIOMX INC.

The following summary financial information should be read in conjunction with our audited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 29, 2023, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 9, 2023, both of which are incorporated herein by reference. Our summary statements of operations data for the three months ended June 30, 2023 and 2022 and the balance sheet data as of June 30, 2023 are derived from our unaudited interim financial statements included in our Form 10-Q for the quarter ended June 30, 2023. Our summary statements of operations data for the years ended December 31, 2022 and 2021 and balance sheet data as of December 31, 2022 and 2021 are derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and related notes.

Summary Statements of Operations and Balance Sheets (amounts in thousands, except per share data):

	Years Ended		Six Months Ended
	December 31,		June 30,
Operating Data	2022	2021	2023	2022
Total operating expenses	$27,219	$35,462	$12,281	$15,110
Loss from operations	$(27,219)	$(35,462)	$(12,281)	$(15,110)
Net loss	$(28,317)	$(36,226)	$(12,772)	$(15,651)
Basic and diluted net loss per share	$(0.95)	$(1.39)	$(0.31)	$(0.53)
Shares used to compute basic and diluted net loss per share	29,854,003	26,007,947	41,860,338	29,764,588

	December 31,	December 31,	June 30,
Balance Sheet Data	2022	2021	2023
Total current assets	$36,881	$66,638	$33,190
Total assets	$45,531	$77,990	$41,253
Total current liabilities	$7,939	$11,043	$11,667
Total liabilities	$24,492	$30,455	$25,388
Total liabilities and stockholders’ equity	$45,531	$77,990	$41,253

B-1